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                                                                     EXHIBIT (m)

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                       R SHARES OF CITISTREET FUNDS, INC.

        WHEREAS, CitiStreet Funds, Inc. (the "Series Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, the Series Fund is currently divided into four series ("Funds"), each with two classes of shares, one of which is designated the "R Shares;"

        WHEREAS, CitiStreet Equities, LLC (the "Distributor") serves as the distributor of the R Shares pursuant to a Distribution Agreement dated March 13, 2001, as amended from time to time, between the Series Fund and the Distributor; and

        NOW, THEREFORE, the Series Fund hereby adopts with respect to the R Shares of each Fund, and the Distributor hereby agrees to the terms of, the following plan (the "Plan"), in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

        1. The Series Fund shall pay to the Distributor, as the distributor of the R Shares, a fee for distribution of the R Shares at the rate of up to 0.25% on an annualized basis of the average daily net assets of the R Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause any limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

        2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the R Shares in connection with any activities or expenses primarily intended to result in the sale of the R Shares, including, but not limited to: (a) providing directly or through affiliates various distribution related and/or administrative services for investors in the R Shares (e.g., participants of qualified plans that invest in R Shares for which the Distributor and/or its affiliates provide recordkeeping services); and (b) payment of compensation to other securities dealers or financial institutions to obtain distribution related and/or administrative services for investors in the R Shares (e.g., participants of qualified plans that invest in R Shares). These services may include, but are not limited to the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the R Shares to prospective and existing plan participants; providing educational materials regarding the R Shares; providing facilities to answer questions from prospective and existing plan participants about the Funds; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of R Shares; and assisting plan participants in completing application forms and selecting accounts options. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred. Payments under the Plan may include incentive compensation.

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        3.      This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Series Fund and (b) those Directors of the Series Fund who are not "interested persons" of the Series Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

        4. After approval as set forth in paragraph 3, this Plan shall take effect as of the date of execution. The Plan shall continue in full force and effect as to the R Shares of each Fund of the Series Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

        5. The Distributor shall provide to the Directors of the Series Fund, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

        6. This Plan may be terminated as to the R Shares of any Fund of the Series Fund at any time, without payment of any penalty, by vote of the Directors of the Series Fund, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of the R Shares of the Fund.

        7. This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof for any Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the R Shares of that Fund and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3.

        8. While this Plan is in effect, the selection and nomination of Directors who are not "interested persons" of the Series Fund (as defined in the 1940 Act) shall be committed to the discretion of the Directors who are not such interested persons.

        9. The Series Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

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         IN WITNESS WHEREOF, the Series Fund, on behalf of the R Shares of each
Fund, and the Distributor have executed this Distribution Plan as of the 19th day of March, 2002.


                                            CITISTREET FUNDS, INC.



                                            By:
                                                --------------------------------
                                            Name:
                                            Title:


                                            CITISTREET EQUITIES LLC



                                            By:
                                                --------------------------------
                                            Name:
                                            Title:

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